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                                                                     EXHIBIT 4.1

                     FIRST AMENDMENT TO THE CREDIT AGREEMENT

          FIRST AMENDMENT, dated as of October 20, 2000 (this "First Amendment"), to the Credit Agreement, dated as of September 30, 1999 (as amended, supplemented, or otherwise modified from time to time, the "Credit Agreement"), among TENNECO AUTOMOTIVE INC., a Delaware corporation (the "Borrower"), the several lenders from time to time parties thereto (the "Lenders"), THE CHASE MANHATTAN BANK, a New York banking corporation, as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), and the other financial institutions named therein as agents for the Lenders (in such capacity, collectively, the "Other Agents").

                                   WITNESSETH:

          WHEREAS, the Borrower, the Lenders and the Administrative Agent and the Other Agents are parties to the Credit Agreement;

          WHEREAS, the Borrower has requested that the Lenders amend the Credit Agreement as set forth herein;

          WHEREAS, the Lenders, the Administrative Agent and the Other Agents are willing to agree to such amendment to the Credit Agreement, subject to the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Borrower, the Lenders, the Administrative Agent and the Other Agents hereby agree as follows:

Defined Terms. Unless otherwise defined herein, capitalized terms which are defined in the Credit Agreement are used herein as therein defined.

Amendments to Credit Agreement. (a) Section 1.1 of the Credit Agreement is amended as follows:

          (i) by deleting the definition of "Applicable Margin" in its entirety and substituting, in lieu thereof, the following:

               "Applicable Margin": for each Type of Loan, the rate per annum set forth under the relevant column heading below:

                                                ABR Loans     Eurodollar Loans
                                                ---------     ----------------
               Revolving Loans and
                  Swingline Loans                 2.00%            3.00%
               Tranche A Term Loans               2.00%            3.00%
               Tranche B Term Loans               2.50%            3.50%
               Tranche C Term Loans               2.75%            3.75%

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          ; provided, that on and after the first Adjustment Date, the
          Applicable Margin with respect to Revolving Loans, Swingline Loans and Tranche A Term Loans will be determined pursuant to the Pricing Grid.

          (ii) by adding the following two sentences at the end of the definition of "Consolidated EBITDA":

          In addition, Consolidated EBITDA for each fiscal quarter of the Borrower, commencing with the last quarter of the Borrower's 2000 fiscal year and ending with the last quarter of the Borrower's 2001 fiscal year, shall be increased by the amount of cash restructuring charges and related expenses associated with restructurings (restructurings will include a rationalization of selling and administrative costs and a resizing of manufacturing plants both domestically and internationally) undertaken by the Borrower in the United States and internationally included in the calculation of Consolidated Net Income for such fiscal quarter, provided that (i) the aggregate amount of such cash restructuring charges in such five fiscal quarter period shall not exceed $80,000,000, (ii) the aggregate amount of such cash restructuring charges associated with North American restructurings shall not exceed $55,000,000 and (iii) the aggregate amount of such cash restructuring charges associated with other restructurings shall not exceed $45,000,000. For purposes of the foregoing sentence, "cash" restructuring charges and related expenses shall be deemed to include any accrual of or reserve for cash restructuring charges and related expenses for any future period.

          (iii) by (A) deleting clause (a) of the definition of "Interest Period" and replacing it with the following:

          (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending two weeks, or one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto, or any other period agreed upon between the Borrower and the Lenders;

     and (B) by adding at the end of clause (iii) of the definition of "Interest Period" the phrase "unless such Interest Period has a duration of less than one month";

          (iv) by deleting the last sentence of the definition of "Permitted Receivables Financing" and replacing it with the following sentences:

          The aggregate principal amount of the proceeds received from parties outside of Borrower's consolidated group and which remains outstanding in all transactions described in the preceding clauses (a) and (b) will not exceed $150,000,000 at any time and from time to time. In addition to receivables and their proceeds, the assets transferred in a Permitted Receivables Financing may include (i) any collateral for transferred receivables (other than any interest in goods the sale of which gave rise to such receivables) and any agreements supporting or securing


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          payment of transferred receivables, (ii) any service contracts or other agreements associated with such receivables and records relating to such receivables, (iii) any bank account or lock box maintained primarily for the purpose of receiving collections of transferred receivables and (iv) proceeds of all of the foregoing.

          (b) Section 6.2 of the Credit Agreement is amended by (i) deleting the phrase "clause (f)" from the first sentence thereof and replacing it with the phrase "clause (g)", (ii) deleting the word "and" from the end of clause (e), (iii) relettering the existing clause (f) as clause (g) and
     (iv) adding thereto the following new clause (f):

          (f) as soon as available, but in any event not later than 45 days after the end of each fiscal year of the Borrower (but only if the Borrower's Consolidated Leverage Ratio is greater than 3.50 to 1.0 as of the end of the Borrower's third fiscal quarter in such ending fiscal year, it being understood that in any event such projections shall be required to be delivered for the Borrower's 2001 and 2002 fiscal years), a copy of the projections by the Borrower of its operating budget and cash flow budget for each quarter of the fiscal year in which such delivery is required to be made, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared based upon good faith estimates and assumptions and on the basis of sound financial planning practice; and

          (c) Section 7.1 of the Credit Agreement is amended by deleting paragraphs (a), (b) and (c) in their entirety and substituting, in lieu thereof, the following:

               (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter during any period set forth below to exceed the ratio set forth below opposite such period:

                                                       Consolidated
                    Period                            Leverage Ratio
                    ------                            --------------

               Third Quarter 2000                         4.75
               Fourth Quarter 2000                        4.90
               First Quarter 2001                         4.75
               Second Quarter 2001                        4.50
               Third Quarter 2001                         4.50
               Fourth Quarter 2001                        4.25
               Fiscal Year 2002                           3.75
               Fiscal Year 2003                           3.50
               Fiscal Year 2004                           3.50
               Fiscal Year 2005                           3.50
               Fiscal Year 2006                           3.50
               Fiscal Year 2007                           3.50
               Fiscal Year 2008                           3.50


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               (b) Consolidated Interest Coverage Ratio. Permit the Consolidated
          Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter during any period set forth below to be less than the ratio set forth below opposite such period:

                                                  Consolidated Interest
                     Period                           Coverage Ratio
                     ------                       ---------------------

               Third Quarter 2000                         2.00
               Fourth Quarter 2000                        1.70
               First Quarter 2001                         1.70
               Second Quarter 2001                        1.80
               Third Quarter 2001                         1.80
               Fourth Quarter 2001                        1.90
               First Quarter 2002                         2.20
               Second Quarter 2002                        2.20
               Third Quarter 2002                         2.20
               Fourth Quarter 2002                        2.50
               Fiscal Year 2003                           2.75
               Fiscal Year 2004                           3.00
               Fiscal Year 2005                           3.00
               Fiscal Year 2006                           3.00
               Fiscal Year 2007                           3.00
               Fiscal Year 2008                           3.00

          ; provided that for the purpose of determining the ratio described for the period ending September 30, 2000, such determination shall be made for the three consecutive fiscal quarters ending with such fiscal quarter.


               (c) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter during any period set forth below to be less than the ratio set forth below opposite such period:

                                                  Consolidated Fixed
                     Period                      Charge Coverage Ratio
                     ------                      ---------------------

               Fourth Quarter 2000                        0.75
               First Quarter 2001                         0.75
               Second Quarter 2001                        0.85
               Third Quarter 2001                         0.85
               Fourth Quarter 2001                        1.00
               Fiscal Year 2002                           1.25
               Fiscal Year 2003                           1.50
               Fiscal Year 2004                           1.75


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               Fiscal Year 2005                           1.75
               Fiscal Year 2006                           1.75
               Fiscal Year 2007                           1.75
               Fiscal Year 2008                           1.75

               (d) Section 7.7 of the Credit Agreement is amended by deleting the phrase "and (b) $275,000,000 per fiscal year thereafter" and replacing it with the following:

          , (b) $200,000,000 for fiscal year 2000, (c) $225,000,000 for each of fiscal year 2001, fiscal year 2002 and fiscal year 2003, (d) $250,000,000 for fiscal year 2004 and (e) $275,000,000 for each fiscal year thereafter;

         (e) Section 7.8 of the Credit Agreement is amended by (i) deleting the word "and" from the end of clause (i), (ii) relettering the existing clause (j) as clause (k) and (iii) adding thereto the following new clause (j):

         (j) the Finance Subsidiary may execute and deliver one or more subordinated promissory notes (having terms customary for similar notes issued in transactions similar to a Permitted Receivables Financing) to the Borrower and its Subsidiaries representing the deferred purchase price of receivables sold to the Finance Subsidiary in a Permitted Receivables Financing, and the Borrower and its Subsidiaries may contribute receivables and other assets of the type referred to in the definition of "Permitted Receivables Financing" to the capital of the Finance Subsidiary in connection with a Permitted Receivables Financing; and

Representations and Warranties. The Borrower hereby confirms, reaffirms and restates the representations and warranties set forth in Section 4 of the Credit Agreement, as amended by this First Amendment. The Borrower represents and warrants that, after giving effect to this First Amendment, no Default or Event of Default has occurred and is continuing.

Effectiveness. This First Amendment shall become effective as of the date of receipt by the Administrative Agent of (a) counterparts of this First Amendment executed by the Borrower and the Required Lenders and (b) payment for all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel) (the "Effective Date").

Continuing Effect of the Credit Agreement. This First Amendment shall not constitute an amendment of any other provision of the Credit Agreement not expressly referred to herein and shall not be construed as a waiver or consent to any further or future action on the part of the Borrower that would require a waiver or consent of the Lenders, the Administrative Agent or the


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Other Agents. Except as expressly amended hereby, the provisions of the Credit
Agreement are and shall remain in full force and effect.

Counterparts. This First Amendment may be executed by the parties hereto in any number of separate counterparts (including telecopied counterparts), each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument.

          2. GOVERNING LAW. THIS FIRST AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.



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          IN WITNESS WHEREOF, the parties hereto have caused this First
Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

                                   TENNECO AUTOMOTIVE INC.



                                   By:
                                       ---------------------------------------
                                       Name:
                                       Title:



                                   THE CHASE MANHATTAN BANK, as
                                   Administrative Agent and as a Lender



                                   By:
                                       ---------------------------------------
                                       Name:
                                       Title:



                                   CITICORP USA, INC., as Syndication Agent and as a Lender



                                   By:
                                       ---------------------------------------
                                       Name:
                                       Title: